Exhibit 99.3

JOINDER TO EQUITY PURCHASE AGREEMENT

This Joinder to Equity Purchase Agreement (this “Joinder”) is made as of May 1, 2011, 2011, by and among Anheuser-Busch, Incorporated, a Missouri corporation (“Purchaser”), Goose Holdings, Inc., an Illinois corporation (“GHI”), and Craft Brewers Alliance, Inc., a Washington corporation (“CBA”), in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

RECITALS

A. Purchaser and GHI have entered into an Equity Purchase Agreement dated as of February 18, 2011 (the “Purchase Agreement”). Capitalized terms used herein, not otherwise defined, have the meanings given in the Purchase Agreement.

B. Under the Purchase Agreement, the Sellers agreed to sell and Purchaser agreed to purchase all of the Membership Interests of Fulton Street Brewery, LLC, an Illinois limited liability company (the “Company”), subject to the conditions set forth therein, including the condition that CBA shall have executed a joinder thereto (or shall be deemed to have done so by a court order) or otherwise agreed to sell its Membership Interests in the Company to Purchaser on terms materially similar to those set forth therein or on such other terms as are satisfactory to Purchaser.

C. CBA desires to execute and deliver this Joinder to become a “Seller” under the Purchase Agreement.

D. CBA has a right to match the terms and conditions of the transactions contemplated by the Purchase Agreement, pursuant to Section 7.4 of the Second Amended and Restated Operating Agreement of the Company dated as of July 1, 2008, on the terms and subject to the conditions set forth therein.

E. CBA desires to waive such right to match the terms and conditions of the transactions contemplated by the Purchase Agreement and any other similar rights CBA may have by agreement, operation of law or otherwise, with respect to the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto hereby agree as follows:

1.	Joinder. Upon execution of this Joinder:

a.	CBA hereby agrees to become, and shall for all purposes be deemed to be, a party to the Purchase Agreement as a Seller, and CBA hereby approves and consents to the terms and conditions of the Purchase Agreement and the transactions contemplated thereby.

b.	CBA shall be bound by, and subject to, all terms, conditions, representations, warranties, covenants, agreements, liabilities and acknowledgments of a Seller under the Purchase Agreement with the same force and effect as if CBA were an original signatory to the Purchase Agreement as a Seller.

c.	CBA assumes, and agrees to perform, all duties and obligations of a Seller under the Purchase Agreement and the other documents contemplated thereby, including, without limitation, the sale of CBA’s Membership Interest in the Company to Purchaser.

d.	CBA shall have all the rights granted to it as a Seller under the Purchase Agreement.

2.	Representations and Warranties. CBA hereby makes all representations, warranties, and covenants of a Seller set forth in the Purchase Agreement as of the date hereof, subject in each case to the limitations and exceptions to such representations and warranties as are set forth in the Disclosure Schedule delivered in connection therewith and incorporated therein. CBA further represents that its board of directors has unanimously approved its execution and delivery of this Joinder (with the director designated by the Purchaser not participating in the board deliberations).

3.	Waiver of Right to Match. CBA irrevocably waives and releases all rights to match the terms and conditions of the transactions contemplated by the Purchase Agreement granted to it under the FSB Operating Agreement or otherwise to acquire or restrict the transfer of, and all Liens and rights to impose Liens on, the Membership Interests, capital stock or other securities held or issued by another Seller, and all rights to object to, restrict, prohibit or delay in any manner any of the transactions contemplated by the Purchase Agreement.

4.	Sale of Equity Interests of GHI. Without limiting the generality of the foregoing, CBA hereby consents to a sale of the equity interests of GHI to Purchaser, upon the election of GHI, in accordance with Section 4.2(k) of the Purchase Agreement.

5.	Notices. Notices to CBA or CBA’s designee on the Seller’s Committee pursuant to Section 11.3 of the Purchase Agreement shall be made as follows:

If to CBA or the Seller’s Committee:

Craft Brewers Alliance, Inc.

929 North Russell Street

Portland, Oregon 97227

Attention: Chief Executive Officer

Telecopy Number: (503) 281-1496

with a copy to:

Miller Nash LLP

111 S.W. Fifth Avenue, Suite 3400

Portland, Oregon 97204

Attention: Mike Ryan

Telecopy Number: (503) 224-0155

6.	Ratification of Purchase Agreement. Except as specifically amended by this Joinder, all of the terms and conditions of the Purchase Agreement shall remain in full force and effect as in effect prior to the date hereof.

7.	Waiver of Claims against Purchaser. Effective upon the consummation of the transaction described in the Purchase Agreement, CBA irrevocably waives and releases all claims and causes of actions against Purchaser, GHI, the Company and their respective corporate affiliates, directors, officers and employees with respect to the transactions contemplated by the Purchase Agreement, except to the extent resulting from (i) such parties’ failure to comply with their respective obligations as set forth in the Purchase Agreement or (ii) Purchaser’s failure to comply with its obligations as set forth in the Term Sheet dated as of March 27, 2011 between CBA and the Purchaser.

8.	Miscellaneous.

a.	This Joinder may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

b.	The Purchase Agreement and this Joinder, taken together, express the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

c.	Whenever possible, each provision of this Joinder shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Joinder is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof shall be struck from the remainder of this Joinder, which shall remain in full force and effect. This Joinder shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Joinder.

d.	Except as otherwise expressly set forth in the Purchase Agreement or in other written agreements between any of the parties hereto, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Joinder and the consummation of the transactions contemplated hereby, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses; provided, that the Company shall not be responsible for payment of any such obligations of either GHI or CBA.

e.	This Joinder and the Purchase Agreement will be construed as if drafted jointly by Purchaser, GHI and CBA and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship or any provision of this Joinder or the Purchase Agreement.

f.	This Joinder shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal Laws of the State of Illinois applicable to contracts made in that state, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Illinois.

IN WITNESS WHEREOF, the undersigned has caused this Joinder to Equity Purchase Agreement to be duly executed and delivered by its proper and duly authorized officer as of the date first set forth above.

CRAFT BREWERS ALLIANCE, INC.

By:	/s/ Terry Michaelson
Name:	Terry Michaelson
Title:	President and Chief Executive Officer

Acknowledged and Agreed:

ANHEUSER-BUSCH, INCORPORATED

By:	/s/ Michael R. Taylor
Name:	Michael R. Taylor
Title:	Vice President, Corporate Real Estate

GOOSE HOLDINGS, INC.

By:	/s/ John R. Hall
Name:	John R. Hall
Title:	President

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